NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 22, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 11, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Boqii Holding Limited American Depositary Shares (each representing one hundred fifty (150) Class A Ordinary Shares) became effective on July 11, 2025. Each American Depositary Share (each representing one hundred fifty (150) Class A Ordinary Shares) of Boqii Holding Limited (old) automatically converted into 0.9375 Class A Ordinary Shares of Boqii Holding Limited (new). This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE American of the American Depositary Shares (each representing one hundred fifty (150) Class A Ordinary Shares) of Boqii Holding Limited (old) and does not affect the continued listing on NYSE American of the Class A Ordinary Shares of Boqii Holding Limited (new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 11, 2025.